EXHIBIT to Item 77K:	Changes in Trust's Certifying
Accountant

On August 16, 2007, PricewaterhouseCoopers LLC ("PwC") succeeded Tait, Weller & Baker LLP ("Tait Weller") as the independent registered public accounting firm
("Independent Auditor") for Matthews Asian Funds (the
"Trust"). The Trust's selection of PwC as its Independent Auditor was recommended by the Audit
Committee and approved by the Trust's Board of Trustees at a Board Meeting held on August 16, 2007.

Tait Weller's reports on the Trust's financial statements for the two most recent fiscal years ended December 31, 2006 and December 31, 2005 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles or practices. During the Trust's two most recent fiscal years and through August 16, 2007, (i) there were no disagreements with Tait Weller on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Tait Weller, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Trust's financial statements for such years, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
The Trust has requested that Tait Weller furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is filed as an Exhibit to this Form N-SAR.

The Trust, by action and upon the recommendation of its Audit Committee, engaged PwC as its Independent Auditor to audit the Trust's financial statements for the fiscal year ending December 31, 2007. During the Trust's two most recent fiscal years and through the date of this filing, neither the Trust, its portfolios nor anyone on their behalf has consulted PwC on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust's financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item
304).